EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter and Year to Date Net Revenues

TULSA, Okla., Sept. 28, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports unaudited second quarter and year to date net revenues for fiscal year 2018.

Randall White, CEO of Educational Development Corporation, announced that the Company had record net revenue of $51.1 million for the six months ended August 31, 2017, up 5% from the same period last year.  Net revenues for the second quarter were $24.3 million, down $1.6 million, or 6%, from the same quarter last year.

Per Mr. White, "During the past summer we implemented new technologies in our warehouse distribution system which has significantly increased our daily shipping capacity.  However, during the quarter our shipping lead times grew as a result of shutting down our picking lines to implement the new equipment and software changes.  We were still able to catch up on almost all of our delayed orders and are currently shipping most orders within two to three days of receipt. As a result of the improved shipping capacity and gained efficiencies, we expect to report continued improvement in our operating profit margins in this quarter, and are excited about our ability to stay current with shipping during the Fall Selling Season, which is our busiest time of the year."

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522